Exhibit 99.1

D8 Holdings Corp. Announces the Separate Trading of its Class A Ordinary Shares and
Warrants, Commencing on or about September 4, 2020

September 1, 2020 -- D8 Holdings Corp. (NYSE: DEH.U) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 30,000,000 units completed on July 17, 2020 and the exercise of the over-allotment option in full of 4,500,000 units completed July 24, 2020 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about September 4, 2020. Any units not separated will continue to trade on The New York Stock Exchange under the symbol “DEH.U”, and each of the Class A ordinary shares and warrants will separately trade on The New York Stock Exchange under the symbols “DEH” and “DEH WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

D8 Holdings Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to focus on global and regional consumer brands.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 14, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by telephone at (888) 827-7275, or by e-mail at olprospectusrequest@ubs.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

George Ho, Secretary

ir@d8holdingscorp.com